Exhibit 99.2

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., May 2, 2019 – Union Bankshares Corporation has declared a quarterly dividend of $0.23 per share.  The dividend amount is the same as the prior quarter’s dividend and is a $0.02, or 10%, increase from the prior year’s dividend.

Based on the stock’s closing price of $36.25 on May 1, 2019, the dividend yield is approximately 2.5%.  The dividend is payable on May 31, 2019 to shareholders of record as of May 17, 2019.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust. Union Bank & Trust has 155 branches, 15 of which are operated as Access National Bank, a division of Union Bank & Trust of Richmond, Virginia, or Middleburg Bank, a division of Union Bank & Trust of Richmond, Virginia, and seven of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 200 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank affiliates of the Company include: Old Dominion Capital Management, Inc., and its subsidiary Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., Capital Fiduciary Advisors, LLC, and Middleburg Investment Services, LLC, all of which provide investment advisory and/or brokerage services; Union Insurance Group, LLC, which offers various lines of insurance products; and Middleburg Trust Company, which provides trust services.

Contact: Bill Cimino (804) 448-0937, VP and Director of Investor Relations

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